UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2024

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e) On January 26, 2024, CytoDyn Inc., a Delaware corporation (the “Company”), entered into an employment agreement with Jacob P. Lalezari, M.D. (the “Employment Agreement”), under which he will be employed as the Company’s Chief Executive Officer and will serve as its principal executive officer, effective as of January 26, 2024. Dr. Lalezari previously served as the Company’s Interim CEO beginning November 17, 2023.

Dr. Lalezari’s compensation under the Employment Agreement includes the following: an initial annual base salary of $400,000, subject to periodic adjustment; eligibility to participate in the Company’s short- and long-term incentive plans in which other executive officers may participate, including an target annual bonus of 40% of his base salary earned for services in the fiscal year ending May 31, 2024; and an initial grant of a nonqualified stock option to purchase 3,000,000 shares of the Company’s common stock under the Company’s Amended and Restated 2012 Equity Incentive Plan. The stock option will have an exercise price equal to 100% of the closing price of the common stock on the grant date and will vest over a four-year period beginning on the grant date. The Employment Agreement, which replaces the agreement entered into by Dr. Lalezari and the Company in November 2023, does not provide for severance benefits. Under the Employment Agreement, either party may terminate Dr. Lalezari’s employment with the Company at any time, with or without cause, and with or without advance notice. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1.

Additional information about Dr. Lalezari was disclosed in the Company’s Current Report on Form 8-K filed on November 21, 2023.

A copy of the news release announcing Dr. Lalezari’s promotion is furnished as Exhibit 99.1 to this report.

(c) and (e) On January 10, 2024, the Company entered into an agreement with Rapid Deployment LLC d/b/a InterimExecs (“InterimExecs”), under which Mitchell Cohen will serve as the Company’s Interim CFO, effective February 1, 2024 (the “Interim Services Agreement”). The Company’s Board of Directors approved the appointment of Mr. Cohen as the Company’s Interim CFO on January 19, 2024. Mr. Cohen will also serve as the Company’s principal financial officer and principal accounting officer.

Under the Interim Services Agreement, the Company will pay InterimExecs a monthly fee for services provided by Mr. Cohen. Mr. Cohen will be an independent contractor and will not be entitled to health or welfare benefits under the Company’s benefit plans. The Interim Services Agreement does not provide for the payment of additional cash or equity compensation or severance benefits. The Interim Services Agreement may be terminated at any time by either party upon 30 days’ advance notice in writing.

Mr. Cohen, age 68, has more than 30 years of financial, operations and general business experience as a senior executive of several public and private companies. In January 2024, Mr. Cohen was engaged as an independent contractor by InterimExecs. Since January 2018, he has provided financial consulting and chief financial officer services to a variety of public and private companies. Most recently, from October 2022 to November 2023, he served as chief financial officer of Blue Apron Holdings, Inc. From May through August 2022, Mr. Cohen served as chief financial officer of Redbox Entertainment Inc., and from February through April 2022, served as chief financial officer of Cerence Inc.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Cohen and any of the Company’s other executive officers or directors. Other than the Interim Services Agreement, there is no arrangement or understanding between Mr. Cohen and any other person pursuant to which he was appointed as Interim CFO of the Company. There are no transactions in which Mr. Cohen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the news release announcing Mr. Cohen’s appointment as Interim CFO is furnished as Exhibit 99.1 to this report.

(b) On January 23, 2024, Antonio Migliarese informed the Company that he would be resigning from his position as CFO, effective January 31, 2024. The Company and Mr. Migliarese agreed that his last day of employment with the Company will be February 15, 2024.

Item 7.01    Regulation FD Disclosure.

A copy of the press release issued by the Company on January 29, 2024, and referred to in Item 5.02 of this report is furnished as Exhibit 99.1.

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Jacob P. Lalezari, M.D., dated January 26, 2024
99.1	Press release dated January 29, 2024**
104	Cover Page Interactive Data File (formatted as inline XBRL)

** Furnished, not filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: January 29, 2024	By	/s/ Tyler Blok
Tyler Blok
Executive Vice President, Legal Affairs